SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant /_/

Check the appropriate box:

/X/ Preliminary Proxy Statement
/_/ Definitive Proxy Statement
/_/ Definitive Additional Materials
/_/ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                    INTERDIGITAL COMMUNICATIONS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No Fee Required.

1) Title of each class of securities to which transaction applies:

   _____________________________________________________________________________

2) Aggregate number of securities to which transaction applies:

   _____________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

   _____________________________________________________________________________

4) Proposed maximum aggregate value of transaction:

   _____________________________________________________________________________

/_/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid: _________________________________________________

    2) Form, Schedule or Registration No. ______________________________________

    3) Filing party: ___________________________________________________________

    4) Date filed: _____________________________________________________________

___________
*Set forth the amount on which the filing fee is calculated and state how it was determined.

                     INTERDIGITAL COMMUNICATIONS CORPORATION
                                781 Third Avenue
                    King of Prussia, Pennsylvania 19406-1409
                                   ----------
                    Notice of Annual Meeting of Shareholders
                            to be held June 18, 1998
                                   ----------


TO THE SHAREHOLDERS:


         The Annual Meeting of Shareholders of InterDigital Communications Corporation (the "Company") will be held at the Valley Forge Hilton Hotel, King of Prussia, Pennsylvania, on June 18, 1998, at 1:00 p.m. local time, for the following purposes:


         1. To elect one director of the Company;

         2. To approve and authorize an amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance by the Company from 75,000,000 to 100,000,000.

         3. To ratify the appointment of Arthur Andersen LLP as independent accountants to examine the financial statements of the Company for the year ending December 31, 1998;

         4. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Only holders of record of Common Stock at the close of business on April 24, 1998 are entitled to notice of and to vote at the meeting.

         IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE SELF-ADDRESSED ENVELOPE, ENCLOSED FOR YOUR CONVENIENCE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU DECIDE TO ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY REVOKE YOUR PROXY BY WRITTEN NOTICE AT THAT TIME.

                                       By Order of the Board of Directors

                                       Howard E. Goldberg, Secretary


May 8, 1998

                     INTERDIGITAL COMMUNICATIONS CORPORATION

                                   ----------

                                 PROXY STATEMENT


         The following information is furnished in connection with the solicitation of proxies by the Board of Directors of InterDigital Communications Corporation, a Pennsylvania corporation (the "Company"), for the Annual Meeting of Shareholders (the "Meeting") to be held at the Valley Forge Hilton, King of Prussia, Pennsylvania on June 18, 1998, and at any adjournments or postponements thereof. The approximate date on which this Proxy Statement and the accompanying proxy will be first sent or given to shareholders is May 11, 1998. The principal executive offices of the Company are located at 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409.


         The record date for determining shareholders entitled to vote at the Meeting has been fixed at the close of business on April 24, 1998 ("Record Date"). As of such date, there were 48,307,670 shares of the Company's Common Stock outstanding and entitled to vote. Each share of Common Stock entitles the holder to one vote, and votes may not be cumulated in the election of directors. Holders of the Company's $2.50 Cumulative Convertible Preferred Stock ("$2.50 Preferred Stock") are not entitled to vote at the Meeting. Under Pennsylvania law and the By-Laws of the Company, the presence of a quorum is required for each matter to be acted upon at the Meeting. The presence, in person or by proxy, of holders of the Common Stock entitled to cast at least a majority of the votes which all holders of the Common Stock are entitled to cast will constitute a quorum for purposes of the Meeting. Directors are elected by a plurality vote and approval of all matters presented at the Meeting requires the affirmative vote of a majority of the votes cast by shareholders present, in person or by proxy, at the Meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum, but will not be voted and will have no effect on matters to be voted at the Meeting. Broker non-votes will not be counted as votes cast on a proposal and will have no effect on matters to be voted upon.

         A form of proxy is enclosed for use at the Meeting. Proxies will be voted in accordance with shareholders' instructions. If no instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to the solicitation (and not revoked before they are voted) will be voted FOR the election of the nominee named below as director, FOR the increase in the number of shares of Common Stock authorized, and FOR the ratification of the appointment of Arthur Andersen LLP as independent accountants to examine the financial statements of the Company for the year ending December 31, 1998, and by the proxies in their discretion on any other matters to come before the Meeting. Any proxy given may, however, be revoked by the shareholder executing it at any time before it is voted by a later dated proxy, written revocation sent to the Secretary of the Company or attendance at the Meeting and voting in person.

         The cost of solicitation of proxies by the Board of Directors of the Company (the "Board") will be borne by the Company. Proxies may be solicited by mail, personal interview, telephone or telegraph and, in addition, directors, officers and regular employees of the Company may solicit proxies by such methods without additional remuneration. In addition, the Company has retained W.F. Doring & Co. to aid in the solicitation of proxies for which a fee of approximately $7,000, plus expenses, will be paid. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to beneficial owners in order to solicit authorizations for the execution of proxies. The Company will, upon request, reimburse such banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding such proxy materials to the beneficial owners of the Company's Common Stock.

                              ELECTION OF DIRECTORS

                                  (Proposal 1)


         The Board presently consists of six members, divided into four classes of which three classes have a term of three years and one class has a term of one year. The Board has nominated one current director for election at the Meeting for a term expiring at the year 2001 Annual Meeting of Shareholders and until his successor is elected and qualified. Unless authority to vote for the nominee is withheld in the proxy, the persons named in the accompanying proxy intend to vote the shares represented by the proxy FOR the election as director of the nominee named below. Although the Board does not contemplate that the named nominee will be unavailable for election, in the event a vacancy occurs, it is presently intended that the proxy will be voted for the election of a nominee who shall be designated by the Board. Five incumbent directors will continue to serve as directors following the Meeting as set forth below, with two directors having a term expiring at the 2000 Annual Meeting of Shareholders and three directors having terms expiring at the 1999 Annual Meeting of Shareholders.


         The following biographical information is furnished as to the nominees for election as a director and each of the current directors:

                 Nominees for Election to The Board of Directors
              For a Three Year Term Expiring at 2001 Annual Meeting

         ROBERT S. ROATH, 55, has been a director of the Company since May 1997 when he was elected by the Board to fill the vacancy created by the death of Harley L. Sims in April 1997. Mr. Roath was Chief Financial Officer and Senior Vice President of RJR Nabisco Inc. from April 1995 to April 1997 and Corporate Controller and Senior Vice President at RJR Nabisco from September 1990 to April 1995. Mr. Roath has been a part-time consultant and Chairman of the Advisory Board to LEK/Alcar, a shareholder value consulting firm, since May 1997.


             Members of the Board of Directors Continuing in Office
                 Three Year Term Expiring at 2000 Annual Meeting


         D. RIDGELY BOLGIANO, 66, has been a director of the Company since 1981. He has been a Vice President and Chief Scientist of the Company since April 1984, and Acting President of InterDigital Patents Corporation ("IPC"), the Company's wholly owned subsidiary since May 1996. He has been affiliated with the Company in various capacities since 1974.

         WILLIAM A. DOYLE, 49, became a director in May 1996, filling the vacancy left by the resignation of William Burns. He has served as President of the Company since November 1994. He was Executive Vice President, Chief Administrative Officer, General Counsel and Secretary of the Company from February 1994 to November 1994 and served as Vice President, General Counsel and Secretary of the Company from March 1991 to February 1994.


             Members of the Board of Directors Continuing in Office
                 Three Year Term Expiring at 1999 Annual Meeting


         HARRY G. CAMPAGNA, 59, Chairman of the Board, has been a director of the Company since April 1994. Mr. Campagna has been the President and Chairman of the Board of Qualitex Co. for more than the past five years. Qualitex is a manufacturer of press pads and related items for the garment, apparel and textile industries.


         STEVEN T. CLONTZ, 47, became a director of the Company in April 1998. Mr. Clontz has been President and Chief Executive Officer of IPC Information Systems, Inc., a Nasdaq listed company headquartered in New York which develops, manufactures and sells specialized telecommunications products and services to the financial trading industry, since December 1995. He has also served on the Board of Directors of IPC Information Systems since December 1995. Mr. Clontz was employed at BellSouth International, Inc. from September 1987 to December 1995 where from July 1992 he served as President, Asia Pacific Region, directing business development and investments in that region.

              Member of the Board of Directors Continuing in Office
                  One Year Term Expiring at 1999 Annual Meeting

         JOSEPH S. COLSON, JR., 50, became a director of the Company in April 1998. Mr. Colson was President of International Regions & Professional Services at Lucent Technologies, Inc. from June 1997 until April 1998, where he was responsible for sales of network systems products and services to global service providers. He served as President of the AT&T Customer Business Unit at Lucent from January 1996 to June 1997. Mr. Colson was employed at AT&T Corporation from 1968 to 1996, serving as President of the AT&T Affiliates unit (later renamed Communications Services Applications) of Network Systems from April 1993 to January 1996. Mr Colson is on the Board of Trustees of North Carolina A&T State University and on the Board of Visitors at North Carolina State University, his alma mater.


                           Committees and Meetings of
                             the Board of Directors

         The Company's Board of Directors has an Audit Committee, a Compensation and Stock Option Committee, a Finance and Investment Committee and a Nomination and Search Committee and an Executive Committee.

         The current members of the Audit Committee are Mr. Roath, Chairman and Mr. Campagna. During 1997, the Audit Committee held two meetings. The functions of the Audit Committee include the recommendation and selection of independent accountants, the review of audit results, the review of related party transactions and the evaluation of internal accounting procedures of the Company.

         The Company's Compensation and Stock Option Committee (the "Compensation Committee")currently consists of Mr. Campagna, Chairman and Mr. Roath. The Compensation Committee held one meeting in 1997. Its responsibilities include making recommendations to the full Board concerning compensation, bonus awards and similar matters and granting awards under stock option plans of the Company.

         The Company's Nomination and Search Committee consists of Mr. Campagna, Chairman, Mr. Doyle and Mr. Roath. The Nomination and Search Committee held no meetings in 1997. Its functions include reviewing and making recommendations to the full Board concerning nominees for directors. Although the Nomination and Search Committee will consider nominees recommended by shareholders, there are no formal procedures for such recommendations.

         The Board met six times during 1997. During 1997, each of the above incumbent directors attended at least 75% of the meetings of the Board and the committees on which they serve.

                            Compensation of Directors

         Under the Company's 1997 Stock Option Plan for Outside Directors (the "1997 Plan") each member of the Board who is not an officer or employee of the Company (an "Outside Director")is entitled to receive an annual grant of non-qualified stock options to purchase shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Except as to 1997, the grant is automatically made to each Outside Director upon the conclusion of the Company's Annual Meeting of

Shareholders in each year in an amount equal to 16,000 multiplied by the number of years remaining in his term as an Outside Director. With respect to automatic, non-discretionary grants made in 1997, the 1997 Plan provided each Outside Director with a grant of 16,000 shares effective September 4, 1997, plus 16,000 shares multiplied by the number of years remaining in his term as a director after the 1998 Annual Meeting of Shareholders. All non-discretionary options granted under the 1997 Plan vest annually on the date of each year's Annual Meeting of Shareholders at the rate of 16,000 shares of Common Stock per year commencing on the date of the Annual Meeting following the Annual Meeting of Shareholders at which the options were granted. Prorated option grants are made to persons who served for a partial year.

         The provision for the non-discretionary option grants under the 1997 Plan as described above superceded (effective September 1997) the terms of the Company's 1995 Stock Option Plan for Employees and Outside Directors (the "1995 Plan") which provided automatic annual grants of non-qualified stock options to purchase Common Stock to Outside Directors. Non-discretionary grants under the 1995 Plan were made on July 1 of each year at an exercise price equal to the fair market value of the Common Stock on such date to Outside Directors who served continuously from July 1 of the preceding year, and prorated option grants were made for service for a partial year. The annual grant entitled each Outside Director to purchase 12,000 shares of the Company's Common Stock, and additional options were granted to Outside Directors to acquire 2,000 shares for each committee of the Board on which the director served as chairperson. In addition, each Outside Director who served as a member of any Board committee (on which he does not also serve as chairman)received a non-discretionary option grant to acquire 1,000 shares of Common Stock.

         Outside Directors are also entitled to an annual monetary director fee, payable on January 15 of each year, in the amount of $15,000 for a full calendar year of service preceding the payment date ("Fee"). A pro rata portion of the Fee is paid for service of less than a full year. Payment of the Fee for service from January 15, 1997 through January 15, 1998 has been deferred in order to conserve cash. The Company reimburses Outside Directors for certain expenses incurred in attending Board and committee meetings.

         In connection with his service as Chairman of the Board, Mr. Campagna was also awarded a non-qualified stock option in 1997 to purchase 360,000 shares of Common Stock (of which 60,000 are currently exercisable)at an exercise price of $5.44, being equal to the fair market value on the date of grant. In connection with his service as an Outside Director, Mr. Roath was also awarded a non-qualified stock option in 1997 to purchase 45,000 shares of Common Stock (of which 7,500 are currently exercisable)at an exercise price of $5.44, being equal to the fair market value on the date of grant. The foregoing options vest in six equal biannual installments over three years.

                      Compliance with Section 16(a) of the
                         Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the American Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten percent shareholders (collectively, "Reporting Persons") are additionally required to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations of Reporting Persons that no other reports were required with respect to fiscal 1997, all
Section 16(a) filing requirements applicable to the Reporting Persons were complied with except as to Mr. Bolgiano who made one late filing with respect to one transaction which occurred in 1996.

                                   ----------


         Under the rules of the Securities and Exchange Commission (the "Commission"), the Compensation Committee Report on Executive Compensation below and the Shareholder Return Performance Graph appearing on page 14 of this Proxy Statement are not to be deemed to be "soliciting material" or to be "filed" with the Commission, or to be subject to certain of the proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"), except to the extent that the Company specifically requests that such information be treated as "soliciting material" or specifically incorporates it by reference into a filing under the Securities Act of 1933 (the "Securities Act") or the Exchange Act. Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Compensation Committee Report and the Shareholder Return Performance Graph shall not be incorporated by reference in such filings.


                             Executive Compensation

Compensation Committee Report on Executive Compensation

         The Company's Compensation Committee is currently composed of two outside directors, neither of whom is an officer or employee of the Company or any of its subsidiaries. The Committee makes recommendations to the full Board regarding the adoption, extension, amendment, and termination of the Company's compensation plans. In conjunction with the Company's President, it recommends to the Board the employment, promotion and remuneration of senior management, officers and directors, recommends compensation plans in which employees, officers and directors are eligible to participate, and grants benefits under such plans. The Committee has provided the following report on executive compensation reported for 1997 and the policies which it employed during such period:

         One of the most important duties of this Committee is to determine the compensation of the Company's executive officers and one of its important goals is to ensure that shareholder value is positioned as a primary driver and motivator of executives. Accordingly, the Committee has established a comprehensive approach toward ensuring the Company's executive compensations is shareholder focused, appropriate, competitive and in compliance with its independent oversight responsibilities.

         The Committee is guided by the following executive compensation objectives of the Company:

         |_| To attract highly qualified executive and management talent within the international wireless telecommunications products and services industry;

         |_| To retain top performers especially through rapid industry changes and to ensure future management continuity of the existing successful team;

         |_| To create a business environment of company-wide team focus and spirit while maintaining entrepreneurialism and innovation, ensuring superior customer service, and achieving maximum success for shareholders;

         |_| To provide for overall total compensation opportunities for InterDigital's executives which are consistent with performance achieved, and appropriate with shareholder returns achieved;

         |_| To maintain conservative fixed costs associated with cash compensation and to emphasize equity sharing for driving long-term performance and related compensation awards; and

         |_| To strive for achieving competitiveness, appropriateness, fairness and soundness in the overall executive compensation program's implementation and administration.

         Executive compensation consists primarily of four components: base salary, annual (performance-based) compensation, equity incentives and executive benefits. Compensation of the Company's Chief Executive Officer ("CEO") has historically been based on the same components. The Company and its former CEO, Mr. Webb, severed their relationship effective June 1997 and the Board has decided not to fill the CEO position in the near future. Since Mr Webb's salary and benefits during the period in which he served in that capacity were not increased from the date he started and no bonus or equity awards were made to him in 1997, this Committee's report is limited to compensation of the Company's other executive officers.

Base Salary



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



         The Company's policy is to set base salaries for each executive officer position in the upper middle range of scales for equivalent jobs with other similarly situated industrial employers. The Company has used compensation studies and the services of Ernst & Young to monitor the Company's competitive compensation status, and to recommend salary ranges and compensation changes to the Committee.

         Executive Officers are reviewed annually by their superiors, and the Board. Generally, salary adjustments for executive officers are determined by the quality of their individual performance, changes in the nature of their responsibilities, and the relationship of their salary to their established salary range. However, due to the Company's financial position and in an effort to conserve cash, there were no salary increases granted to executive officers in 1997.

Annual Performance Based Compensation

         Annual performance based compensation may be awarded to an executive if one or more of the following goals are achieved: (1) corporate goals including financial, non-financial and strategic initiatives, (2) operating business unit/departmental area goals, and (3) individual contribution goals. Most or all of an executive's annual performance based awards can be primarily based on overall corporate wide performance, if deemed appropriate.

         In particular, performance compensation is awarded for sales and marketing efforts upon the attainment of certain specified goals and objectives. In determining the amount of any awards, the Committee reviews actual performance for the prior fiscal year and considers the effect of significant market factors which could not have been reasonably anticipated at the time the goals were established, and makes appropriate adjustment. The Company also had a Sales Incentive Plan in effect during 1997 which provides for fixed commission awards based on net sales under which certain executives of the Company were eligible to participate.

         The Company does not presently have a bonus plan for executives although the Committee may retain a compensation consultant to advise it on incentive compensation matters in addition to general compensation matters and may, in its discretion, adopt a formal executive bonus plan in the future.

         No annual performance based compensation has been awarded to executives in fiscal 1997 other than awards made for sales and marketing efforts in prior years.

Equity Incentives

         Stock options are utilized as future-oriented incentives. Their value is derived from increases in the Company's stock value. In the case of both incentive options and non-qualified options granted at 100% of fair market value, the options will have no value unless the Company's stock price increases following the



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



grant date. All incentive stock options and non-qualified stock options, except those issued in lieu of other forms of expressly agreed compensation to conserve cash, have been granted at 100% of the fair market value at the date of grant. Stock options (other than non-qualified options which are performance-based or issued in lieu of other forms of compensation not otherwise immediately payable) generally vest over three years and expire ten years from the date of grant.

         In 1997, the Committee relied more heavily on the grant of stock options as a major component of executive compensation. The Committee was able use this method of compensation without seeking an increase in the number of authorized shares in any existing plan or instituting any new option plan due to the number of outstanding options (held by both executives and employees) which expired or were canceled in recent years.

Executive Benefits

         The Company has not relied on executive benefits and retirement programs as a major component of its compensation packages for executives. As part of its overall strategy and guidelines, however, the Committee has determined that executive benefits and retirement programs will be targeted at the competitive 50th percentile of the marketplace and focused upon enhancing and ensuring the health and welfare and retirement needs of executives.

         The Committee intends to reconsider its policies from time to time and revise its policies in accordance with the Company's then present performance, competitive position, market for the Company's products and the Company's available financial resources and any other considerations it deems appropriate.

                    COMPENSATION AND STOCK OPTION COMMITTEE:

                    Harry G. Campagna
                    Robert S. Roath

April 15, 1998

                           Summary Compensation Table

         The following table sets forth certain information concerning the annual and long-term compensation paid to or for (i)each person who served as the Company's Chief Executive Officer during the fiscal year ended December 31, 1997, (ii) the Company's four most highly compensated other executive officers whose total annual salary and bonus exceeded $100,000 in 1997 and (iii) one additional individual who is an executive officer of InterDigital Patents Corporation, a wholly owned subsidiary of the Company (collectively, the "Named Officers"), for services rendered to the Company and its subsidiaries during fiscal years 1995, 1996 and 1997:


                                                                           Long-Term
                                                                          Compensation
                                                                       ------------------
                                      Annual Compensation                    Awards
                                ----------------------------------     ------------------
                                                          Other           Securities        All Other
         Name and                                         Annual          Underlying         Compen-
         Principal                                     Compensation        Options/          sation
         Position             Year   Salary   Bonus(1)    ($)(2)           SARs (#)           (3)
   --------------------      ----- --------- --------- ------------      -----------       -----------
Gregory E. Webb               1997  $109,375    $0          -                 0              $143,322
   Chief Executive Officer    1996  $ 53,977    $0      $40,743(4)         250,000           $    390
   (To June 1997)

William A. Doyle              1997  $220,000    $0         $0              200,000           $ 2,432
   President                  1996  $186,667    $0         $0               40,000           $   800
                              1995  $170,000  $68,000      $0                 0              $19,894


Howard E. Goldberg            1997  $190,000    $0          -               75,000           $ 3,905
   Executive Vice President   1996  $146,667    $0     $160,000(5)          30,000           $   979
   General Counsel and        1995  $125,000  $50,000  $ 34,437(6)          50,000           $ 9,042
   Secretary


Mark Lemmo                    1997  $170,000    $0     $222,522(7)         136,500           $ 2,175
   Executive Vice President   1996  $140,000    $0     $ 75,000(8)          30,000           $   211
   (Since May 1996)           1995  $125,942  $75,000      $0                1,500           $20,456


Charles R. Tilden             1997  $155,555    $0         $0               75,000           $ 1,534
   Executive Vice President   1996  $ 19,374    $0         $0               90,000           $     0
   (9)


D. Ridgely Bolgiano           1997  $125,000    $0         $0              151,500           $ 3,465
   Vice President and         1996  $111,667    $0         $0               30,000           $ 2,294
   Chief Scientist, Acting    1995  $105,000 $292,000(10)  $0                 0              $ 2,246
   President of InterDigital
   Patents Corporation

----------------------

(1) Amounts listed as bonuses for fiscal 1995 were accrued but not paid until 1996 for each Named Officer.

(2) As permitted by rules established by the Commission, no amounts are shown with respect to certain 'perquisites' where such amounts do not exceed the lesser of 10% of bonus plus salary or $50,000.

(3) Amounts listed under "All Other Compensation" for 1997 represent the dollar value of insurance premiums with respect to term life insurance (Webb $1,728; Doyle $974; Goldberg $2,115; Lemmo $418; Tilden $372; Bolgiano $3,465), 401-K matching (Webb $969; Doyle $1,458; Goldberg $1,790; Lemmo
     $1,757; Tilden $1,162) and in the case of Mr Webb $140,625 in severance in connection with his resignation.

(4) In connection with his move to join the Company in October 1996, the Company reimbursed Mr. Webb for certain relocation expenses in the amount of $40,743.

(5) Amount listed represents commissions related to a transaction completed in 1996.

(6) Amount listed includes $33,187 in commissions related to certain transactions completed in 1995.

(7) Amount listed represents commissions related to various transactions completed in 1996 but not paid until 1997 and a transaction completed in 1997.

(8) Amount listed represents commissions related to a transaction completed in 1996.


(9) Mr. Tilden joined the Company as a Vice President in October 1996 and became Executive Vice President effective January 1998.

(10) A portion ($250,000) of Mr. Bolgiano's bonus was awarded in settlement of all claims for payment under the IPC Executive Bonus Plan and in consideration of any claims Mr. Bolgiano would otherwise have asserted under such Plan which was terminated in 1995.


         Each of Messrs. Doyle, Goldberg, Lemmo, Tilden and Webb have entered into employment agreements with the Company (the "Employment Agreements")that provide severance pay benefits, among other things, in certain events of termination of employment. Certain of these agreements generally provide for the payment of severance up to a maximum of one year's salary and up to a maximum of one year's continuation of medical and dental benefits. In certain of these agreements, in the event of a termination following a change of control, which is defined as the acquisition, including by merger or consolidation, or by the issuance by the Company of its securities, by one or more persons in one transaction or a series of related transactions, of more than fifty percent of the voting power represented by the outstanding stock of the Company, the employee would generally receive two years salary and the immediate vesting of all stock options.


         The Employment Agreements (executed between October 1996 and May 1997) provide for the payment by the Company of annual salaries to said Executive Officers, which are currently being paid at the following levels: Doyle $220,000; Goldberg $190,000; Lemmo $170,000; Tilden, $175,000, and Webb
$250,000.


         Under the terms of his Employment Agreement with the Company, Mr. Webb is to be paid severance equal to his annual salary of $250,000, together with a continuance of medical and dental benefits (expected to total approximately $5,300) until June 8, 1998. He is also subject, under said Agreement, to a one year covenant not to compete.

         Pursuant to action by the Board, Mr. Bolgiano is paid a salary of $125,000. In addition, Mr. Bolgiano has entered a Severance Benefit Agreement with the Company having an eighteen month term beginning April 1996 which provide that if employment is terminated for any reason other than death, resignation, disability or for cause, the Company will continue to pay salary and related benefits as if he were still employed for the term of the Agreement. The Agreement also provides that employment will be deemed constructively terminated upon any significant adverse change in his authority resulting in a reduction of base salary or any required geographic relocation.

Stock Option Grants, Exercises and Holdings

         The following tables set forth certain information concerning stock options granted to and exercised by the Named Officers during fiscal 1997 and unexercised stock options held by them at the end of fiscal 1997.


                      Option/SAR Grants in Last Fiscal Year

                                     Individual Grants
                             -------------------------------------
                                Number of        % of Total                                       Potential Realizable Value
                               Securities       Options/SARs                                       at Assumed Annual Rates
                               Underlying        Granted to                                      of Stock Price Appreciation
                                Options/        Employees in      Exercise                            for Option Term(1)
                                  SARs          Last Fiscal        or Base      Expiration   ------------------------------------
            Name               Granted (#)          Year            Price          Date           5%               10%
         ----------          --------------- ------------------ -------------- -----------     ----------       ----------

Gregory E. Webb                     0                0               $ -             -              $0                $0

William A. Doyle                200,000           10.27%            $5.44         09/21/07        $683,686         $1,732,458

Howard E. Goldberg               75,000            3.85%            $5.44         09/21/07        $256,382         $  649,672

Mark Lemmo                       60,000            3.08%            $5.69         03/19/07        $214,536         $  543,634
                                  1,500             .08%            $5.50         09/03/07        $  5,187         $   13,143
                                 75,000            3.85%            $5.44         09/21/07        $256,382         $  649,672
                                  1,500             .08%            $4.375        12/04/07        $  4,126         $   10,454

Charles R. Tilden                75,000            3.85%            $5.44         09/21/07        $256,382         $  649,672

D. Ridgely Bolgiano               1,500             .08%            $5.625        06/18/07        $  5,304         $   13,441
                                150,000             7.7%            $5.44         09/21/07        $512,765         $1,299,344
                                  1,500             .08%            $5.375        12/04/07        $  4,126         $   10,454

----------

(1) Potential Realizable Value is reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Company's Common Stock. The amounts reflected in this table may not necessarily be achieved.

               Aggregated Option/SAR Exercises in Last Fiscal Year
                          and FY-End Option/SAR Values


                                               Number of Securities
                                                     Underlying            Value of Unexercised
                                                    Options/SARs               In-the-Money
                                                         at                   Options/SARs at
                      Shares                          FY-End (#)                FY-End($)(1)
                   Acquired On    Value       --------------------------  -------------------------
   Name            Exercise(#)  Realized($)   Exercisable  Unexercisable  Exercisable Unexercisable
--------------     ----------   ----------    -----------  -------------  ----------- -------------
Gregory E. Webb ....... 0          $0              0             0            $0           $0
William A. Doyle....... 0          $0           211,667       186,667       $2,000         $0
Howard E. Goldberg..... 0          $0           192,500        77,500         $0           $0
Mark Lemmo............. 0          $0            97,000       117,500         $0           $0
Charles R. Tilden...... 0          $0            42,500       122,500         $0           $0
D. Ridgely Bolgiano.... 0          $0            90,300       140,000       $6,100         $0

(1) The values of unexercised, in-the-money options are calculated by subtracting the exercise price from the fair market value of the shares of Common Stock underlying the options at December 31, 1997.

                      Shareholder Return Performance Graph

         The following graph compares for years 1993 through 1997 the yearly change in the cumulative total return to holders of the Company's Common Stock with the cumulative total return of the CRSP Index for AMEX Stock Market - United States Companies (the "AMEX Index") and the industry group consisting of twenty-six AMEX listed, United States companies classified under the same first three digits as the Company's Standard Industry Classification, as compiled by the Center for Research in Security Prices, The University of Chicago, Graduate School of Business (the "Published Industry Group Index").

       [IN THE PRINTED VERSION THE GRAPHIC CHART DEPICTS THE FOLLOWING]




                                           12/31/92  12/31/93  12/30/94  12/29/95  12/31/96  12/31/97
                                           --------  --------  --------  --------  --------  --------
InterDigital Communications Corporation     100.0      56.8      79.7     156.2     125.8      64.9
AMEX Stock Market (US Companies)            100.0     117.6     109.6     141.0     143.3     179.2
AMEX Stocks (SIC 3660-3669 US Companies)    100.0      85.6      90.7     162.2     124.1     106.5
Communications Equipment



          The above graph assumes that the value of the investment in InterDigital Communications Corporation, the AMEX Index companies and the Published Industry Group Index companies was $100 at the market close on December 31, 1992 (the last trading day in 1992), and that all dividends paid by companies included in the AMEX Index and the Published Industry Group Index were reinvested. During this period the Company has not declared or paid any dividends on its Common Stock.

                              Security Ownership Of
                            Certain Beneficial Owners

         The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock, as of January 29, 1998, by each person known to the Company to be the beneficial owner of more than 5% of any class of the Company's outstanding Common Stock. The following information is based solely upon such shareholder's Schedule 13G, Amendment No. 2, dated January 29, 1998, as filed with the Securities and Exchange Commission.

        Name and Address of                 Amount and             Percent of
            Beneficial                      Nature of             Common Stock
             Owner                         Ownership(1)           Outstanding
             -----                         ------------           -----------

   Heartland Advisors,Inc................   8,644,300                 17.9%
   790 North Milwaukee Street
   Milwaukee, WI 53202

(1) Heartland Advisors, Inc. has sole voting and dispositive power as to 8,206,100 shares and sole dispositive, but no voting power as to 438,200 shares. All of such shares are held in various investment advisory accounts of Heartland Investors. The interests of one such account, Heartland Value Fund, a series of Heartland Group. Inc., a registered investment company, relate to more than 5% of the class.

                        Security Ownership Of Management

         The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock, as of April 1, 1998, by each of the Company's directors, by each of the Named Officers, and by all executive officers and directors of the Company as a group. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares listed.



                                                                           Percent of
                        Name of                        Amount and         Common Stock
                       Beneficial                      Nature of         Outstanding (if
                         Owner                        Ownership(1)      greater than 1%)(2)
                       ----------                     ------------      -------------------


   D. Ridgely Bolgiano...............................     301,177              -
   Harry G. Campagna ................................     306,724 (3)          -
   Joseph S. Colson, Jr..............................        0                 0
   Steven T. Clontz..................................        0                 0
   William A. Doyle..................................     214,641              -
   Howard E. Goldberg................................     195,417 (3)          -
   Mark Lemmo........................................      97,934              -
   Robert S. Roath...................................      12,616              -
   Charles R. Tilden.................................      43,500              -
   Gregory E. Webb ..................................        0                 0
   All directors and officers as a group (10 persons)   1,172,009 (3)        2.4 %


   -----------------------


(1) Includes the following number of shares of Common Stock which may be acquired by the persons and group identified in the table (or members of the immediate family or other persons or entities affiliated with such persons or members of such group), through the exercise of options or warrants which were exercisable as of April 1, 1998 or will become exercisable within 60 days of such date: Mr. Bolgiano, 202,550; Mr. Campagna, 276,724; Mr. Doyle, 211,667; Mr. Goldberg, 192,500; Mr. Lemmo, 97,000; Mr. Roath, 8,616; Mr. Tilden, 42,500; all directors and executive officers as a group, 2,063,114.


(2) Based upon 48,275,776 shares of Common Stock issued and outstanding at April 1, 1998.

(3) Investment and voting power with respect to certain of such securities may be shared with members of the immediate family or other persons or entities affiliated with the listed person or members of the listed group.

                        Compensation Committee Interlocks
                            and Insider Participation

         During 1997 the following directors served on the Compensation and Stock Option Committee of the Board: Mr. Campagna, Mr.
Cacioppo, who resigned from the Board in September 1997, and Mr.
Roath. None of the aforementioned Committee members was an officer or employee of the Company or any of its subsidiaries during 1997, or was formerly an officer of the Company or any of its subsidiaries.

                  APPROVAL AND AUTHORIZATION OF AN AMENDMENT TO
                   THE COMPANY'S CERTIFICATE OF INCORPORATION

                                  (Proposal 2)

         The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, $0.01 par value, 48,275,776 of which were outstanding as of April 1, 1998 and 14,398,600 shares of Preferred Stock, $0.10 par value, of which 102,162 shares of $2.50 Cumulative Convertible Preferred Stock were outstanding as of April 1, 1998. In addition as of April 1, 1998, approximately
(i) 12,728,000 shares of Common Stock were reserved for issuance under the Company's stock option and employee stock purchase plans,(ii) 3,574,000 shares of Common Stock were reserved for issuance upon exercise of outstanding warrants, and (iii) 8,000,000 shares were reserved for issuance through December 11, 1998 under the terms of an option granted to Alcatel.

         The Board of Directors considers the proposed increase of 25,000,000 in the number of authorized shares of Common Stock necessary to give the Company the ability to pursue future corporate opportunities such as financing, business acquisitions and strategic alliances as well as for other general corporate purposes, including employee stock options. The Board of Directors believes that the availability of such additional shares of Common Stock would enable the Company to act promptly to take advantage of various corporate opportunities as they arise, without the delay or cost of calling a special meeting of shareholders (unless otherwise required by applicable law or the rules of any stock exchange on which the Company's Common Stock might then be listed).

         Except with regard to the stock purchase option granted to Alcatel described below, the Company does not currently have any agreements with respect to the issuance of its Common Stock relating to capital raising, acquisitions or alliance relationships; however, the Company may explore financing alternatives and business acquisitions which involve the issuance of Common Stock or securities convertible into Common Stock. In addition, since the Company is committed to enhancing the long-term strategic value and the synergies of its relationship with its other strategic partners, the Company may consider granting additional options to purchase Common Stock to other existing or future strategic partners.

         In connection with the Company's strategic agreement with Alcatel dated March 12, 1998, the Company has granted Alcatel an option to purchase, in whole and not in part, $22,000,000 of the Company's Common Stock. Such option expires on December 11, 1998. The option agreement provides that any restrictions associated with Alcatel's holding of the shares and related stock purchase discounts, together with other terms and conditions shall be subject to negotiation prior to the purchase. The actual number of shares which may be acquired by Alcatel pursuant to an exercise of its option to purchase InterDigital Common Stock is thereby presently indeterminable, being determined at the time of final negotiation of purchase terms based upon several factors including (i) the net per share purchase price of the Common Stock at any date relevant to the transaction based upon factors such as the prevailing market price of the Common Stock and agreed restriction and discount factors, and (ii) specific additional negotiated terms and conditions.

         The Alcatel option requires that the Company reserve for issuance a sufficient number of shares of its Common Stock to effect delivery against Alcatel's purchase. In determining the minimum number of shares to be so reserved, the Alcatel option terms require that the calculation of the prospective per share purchase price, for reserve purposes only, be based upon the lowest per share closing price during the period from December 11, 1997 to March 11, 1998, resulting in a required reserve of 8,000,000 shares of Common Stock.

         The Board of Directors has adopted a resolution approving an amendment to the Company's Articles of Incorporation to effect the aforementioned increase, subject to shareholder approval. Upon shareholder approval, all 25,000,000 additional authorized shares would be issuable at the discretion of the Board without further shareholder action, unless such approval is required by law.

         Upon shareholder approval, the first paragraph of Article Five of the Company's Articles of Incorporation would be amended to read as follows:

         'The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 100,000,000 shares of Common Stock, $.01 par value per share ("Common Stock"), and 14,398,600 shares of Preferred Stock, $0.10 par value per share ("Preferred Stock").'

         The additional shares of Common Stock to be authorized would have rights identical to the currently authorized Common Stock of the Company. Any future issuance of additional authorized shares of Common Stock, if made other than on a pro rata basis, would reduce the current stockholders' proportionate interests in the Company and could therefore have a dilutive effect on their financial and voting interests.

The Board recommends a vote FOR Proposal 2 to amend the Articles of Incorporation to increase the number of authorized shares of Common Stock to 100,000,000 shares.

                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

                                  (Proposal 3)

         The Board of Directors of the Company has appointed Arthur Andersen LLP as independent public accountants to examine the financial statements of the Company for the year ending December 31, 1998. Arthur Andersen LLP has served as accountants for the Company since 1982. Representatives of Arthur Andersen LLP will be present at the meeting to make a statement if they desire to do so and to respond to appropriate questions.

         To be ratified, the appointment must be approved by a majority of the votes cast by all holders of the Common Stock present, in person or by proxy, and entitled to vote at the meeting.

         Although the submission of the appointment of Arthur Andersen LLP is not required by law or the By-Laws of the Company, the Board is submitting it to the shareholders to ascertain their views. If the shareholders do not ratify the appointment, the Board will not be bound to seek other independent accountants for 1998, but the selection of other independent accountants will be considered in future years.

         The Board recommends a vote FOR Proposal 3 to ratify the appointment of Arthur Andersen LLP.

                              SHAREHOLDER PROPOSALS

         Any shareholder proposal intended to be presented at the next annual meeting of shareholders must be received by the Company by December 31, 1998 in order to be considered for inclusion in the Company's proxy material for such meeting.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Company does not intend to present and has not been informed that any other person intends to present any appropriate business not specified in this Proxy Statement for action at the Meeting. However, if other matters should properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy, or their substitutes, to vote the proxy in accordance with their judgment in such matters.

         THE COMPANY HAS PROVIDED TO EACH PERSON SOLICITED, A COPY OF ITS ANNUAL REPORT ON FORM 10-K INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, BUT EXCLUDING EXHIBITS, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997. REQUESTS FOR EXHIBITS, FOR WHICH THE COMPANY WILL IMPOSE A CHARGE, SHOULD BE DIRECTED IN WRITING TO HOWARD E. GOLDBERG, SECRETARY, INTERDIGITAL COMMUNICATIONS CORPORATION, 781 THIRD AVENUE, KING OF PRUSSIA, PENNSYLVANIA 19406-1409.

                                       By Order of the Board of Directors

                                       Howard E. Goldberg, Secretary


King of Prussia, Pennsylvania
May 8, 1998

                    INTERDIGITAL COMMUNICATIONS CORPORATION

               Proxy Solicited On Behalf Of The Board of Directors


     The undersigned, revoking all previous proxies, hereby appoints Harry G. Campagna, William A. Doyle and Howard E. Goldberg, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote, as indicated on the reverse side of this proxy card and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of the Company to be held on June 18, 1998, and at any adjournment or postponement thereof.


Please date and sign your Proxy on the reverse side and return it promptly.

1.   Election of Directors:

           For the nominee         Withhold Authority to vote for
     ----- listed below      ----- the nominee listed below

     Nominee:  For a three-year term expiring at the year 2001
               Annual Meeting: Robert S. Roath


2. Authorize an amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 75,000,000 to 100,000,000:


           For              Against              Abstain
     -----            -----                -----

3. Ratification of Arthur Andersen LLP as independent accountants for the year ending December 31, 1998:

           For              Against              Abstain
     -----            -----                -----

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEE FOR DIRECTOR LISTED ABOVE, "FOR" AN AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 75,000,000 TO 100,000,000 AND "FOR" RATIFICATION OF APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

     THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

Date:               , 1998
     ---------------

--------------------------------------------------
Signature of Shareholder


--------------------------------------------------
Signature of Shareholder

NOTE: PLEASE SIGN THIS PROXY EXACTLY AS NAME(S)
APPEAR ON YOUR STOCK CERTIFICATE. WHEN SIGNING AS
ATTORNEY-IN-FACT, EXECUTOR, ADMINISTRATOR, TRUSTEE
OR GUARDIAN, PLEASE ADD YOUR TITLE AS SUCH, AND IF
SIGNER IS A CORPORATION, PLEASE SIGN WITH FULL
CORPORATE NAME BY A DULY AUTHORIZED OFFICER OR
OFFICERS AND AFFIX THE CORPORATE SEAL. WHERE STOCK
IS ISSUED IN THE NAME OF TWO (2) OR MORE PERSONS,
ALL SUCH PERSONS SHOULD SIGN.